UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

AIADVERTISING, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

AiADVERTISING, INC.

114 S. St. Mary’s Street, #120

San Antonio, TX 78210

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of a majority of the voting power of the stockholders of AiAdvertising, Inc., a Nevada corporation (the “Company” “we,” “us,” or “our”), has approved the following actions without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

1.	To amend and restate our articles of incorporation; and

2.	To amend our articles of incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000 at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse split, with the Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its discretion.

The action will become effective on the 20th day after the definitive information statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	By	Order of the Board of Directors

/s/ Gerard Hug
Chief Executive Officer and Chairman
, 2024

AiADVERTISING, INC.

114 S. St. Mary’s Street, #120

San Antonio, TX 78210

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about          , 2024.

What action was taken by written consent?

We obtained stockholder consent to adopt amended and restated articles of incorporation, as fully described below and to amend our articles of incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000 at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse split, with the Board of Directors (the “Board”) having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board in its discretion.

What vote was obtained to approve the actions described in this information statement?

On April 26, 2024, we obtained the approval of Gerard Hug, our chief executive officer and chairman, to the amendment to our articles of incorporation to effect a reverse stock split and to the adoption of amended and restated articles of incorporation. Mr. Hug is the holder of our 1,000 outstanding shares of Series K Preferred Stock, which provides him with 51% of the voting power of the Company’s stockholders.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $20,000.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the names of our executive officers and directors and all persons known by us to beneficially own 5% or more of our issued and outstanding common stock at April 26, 2024. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”). In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock issuable upon exercise or conversion of options or warrants or other convertible securities held by that person that are currently exercisable or become exercisable within 60 days of April 26, 2024 are deemed outstanding even if they have not actually been exercised. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The percentage ownership of each beneficial owner is based on 1,347,752,861 outstanding shares of common stock. Except as otherwise listed below, the address of each person is c/o AiAdvertising, Inc., 114 S. St. Mary’s Street, #120, San Antonio, TX 78210. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name, Title and Address	Title of Class	Number of Shares Beneficially Owned (1)	Percentage Ownership

Gerard Hug	Common	275,616,438	17.0%
Chairman, Chief Executive Officer (2)	Series K Preferred	1,000	100%

John C. Small Chief Financial Officer (3)	Common	33,242,009	2.4%

Kevin Myers Chief Marketing Officer, Director (4)	Common	152,616,438	10. 2%

Thane D. Tennison	Common
Chief Strategy Officer (11)		32,900,000	2.4%

James Renacci	Common
Director (10)		1,972,603	0.1%

Richard Berliner Director (7)	Common	7,794,521	0.6%

Thomas O. Hicks, Jr. Director (8)	Common	1,972,603	0.1%

Mark Fruehan Director (9)	Common	7,794,521	0.6%

All current Executive Officers and as a Group (8 persons)	Common	513,909,132	27.6%

Andrew VanNoy (5)	Common	200,478,643	12.9%

Greg Boden (6)	Common	115,000,000	7.9%

Hexagon Partners, Ltd. (12)	Series I Preferred	3,165,584	100%

(1)	Except as pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned.

(2)	Includes 275,616,438 shares which may be purchased by Mr. Hug pursuant to stock options that are exercisable within 60 days of April 26, 2024. Mr. Hug also owns our 1,000 shares of Series K Preferred Stock, which provides him with 51% of the voting power of our stockholders.

(3)	Includes 33,242,009 shares which may be purchased by Mr. Small pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(4)	Includes 152,616,438 shares which may be purchased by Mr. Myers pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(5)	Includes 190,655,912 shares which may be purchased by Mr. Van Noy pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(6)	Includes 115,000,000 shares which may be purchased by Mr. Boden pursuant to stock options that are exercisable within 60 days of April 26, 2024. Does not include Series C Preferred stock held by Bountiful Capital LLC, of which Mr. Boden serves as President. Such securities are subject to a 4.99% ownership blockers.

(7)	Includes 7,794,521 shares which may be purchased by Mr. Berliner pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(8)	Includes 1,972,603 shares which may be purchased by Mr. Hicks pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(9)	Includes 7,794,521 shares which may be purchased by Mr. Fruehan pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(10)	Includes 1,972,603 shares which may be purchased by Mr. Renacci pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(11)	Includes 32,900,000 shares which may be purchased by Mr. Tennison pursuant to stock options that are exercisable within 60 days of April 26, 2024.

(12)	Hexagon Partners, Ltd. owns 3,165,584 shares of Series I Preferred Stock, which provides Hexagon with a voting power of 400 votes per share of Series I Preferred Stock, together with the holders of common stock as one class.

APPROVAL OF AMENDED AND RESTATED ARTICLES OF INCORPORATION

Our Board and the holders of a majority of the voting power of our stockholders approved amended and restated Articles of Incorporation to (a) increase the authorized shares of blank check preferred stock, par value $0.001 per share of the Company, from 5,000,000 to 10,000,000; (b) to provide for the affirmative vote of at least 75% of the members of the Board of Directors to amend, adopt, alter or repeal the Company’s Bylaws; and (c) to extend the indemnification provisions consistent with laws of the state of Nevada.

The amended and restated articles of incorporation, which will not be filed until at least twenty days following the mailing date of this information statement, will be effective upon the filing of such amended and restated articles of incorporation in the form attached as Appendix A with the Secretary of State of Nevada.

Reasons for the Amended and Restated Articles of Incorporation

●	Increase in Authorized Preferred Stock

As of the date of this Information Statement, 3,165,584 shares of our authorized preferred stock have been designated and the rights of each such series set forth in a certificate of designation. As of the date of this Information Statement 3,311,631 shares of our authorized preferred stock are issued and outstanding.

Our Board believes it is in our best interests to increase the number of authorized shares of preferred stock in order to give us greater flexibility in considering and planning for future corporate needs, including, but not limited to, potential strategic transactions, including mergers, acquisitions and business combinations or financings, as well as other general corporate transactions. The Board believes that additional authorized preferred stock will enable us to take timely advantage of acquisition opportunities that become available to us, as well as market conditions and favorable financing. We do not have any definitive plans, arrangements, understandings or agreements regarding the issuance of the additional shares of preferred stock. Except as otherwise required by law, the newly authorized preferred stock will be available for designation and issuance at the discretion of our Board (without further action by our stockholders) for various future corporate needs, including those outlined above.

The increase in the authorized number of shares of our preferred stock did not result from our knowledge of any specific effort to accumulate our securities or to obtain control of us by means of a merger, tender offer, proxy solicitation in opposition to management or otherwise, and we did not take such action to increase the authorized shares of preferred stock to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on our Board.

While effecting the increase in the authorized preferred stock would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders, any future issuance of additional authorized shares of our preferred stock may, among other things, dilute the equity and voting rights of those holding equity at the time any additional shares of preferred stock are issued.

●	Amendment of Bylaws through action by the Board

In accordance with that certain securities purchase agreement with Hexagon Partners, Ltd. entered into on April 10, 2023, the Board adopted amended and restated Bylaws which among other things provide that the Board may not amend the bylaws without the affirmative vote of 75% of the members of the Board. The amended and restated Articles of Incorporation will mirror our amended and restated Bylaws. The Board believes it is in the best interests of all stockholders that we have this consistency in our charter documents.

●	Indemnification

The amended and restated Articles of Incorporation will provide indemnification to cover the following persons:

“every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise”

The Board believes it is in the best interest of the Company to have indemnification that covers all such persons to ensure that the Company can attract qualified persons to serve as officers and directors of the Company.

The indemnification provisions in the amended and restated Articles of Incorporation will also provide for advancement of expenses to officers and directors incurred in defending a civil or criminal action suit or proceeding upon receipt of an undertaking to repay the amount of such advances if it is ultimately determined that such officer or director is not entitled to be indemnified by the Company.

The Board believes that this provision will ensure that the Company can attract qualified persons to serve as officers and directors while providing them the reassurance that they will be able to defend against actions brought against them in their service to the Company and provides the Company with the protection that if not entitled to such advances, it will be repaid by the officer or director to the Company.

APPROVAL OF REVERSE STOCK SPLIT TO BE EFECTED AT DISCRETION OF BOARD OF DIRECTORS

Our Board and the holders of a majority of the voting power of our stockholders have approved an amendment to the articles of incorporation to effect a reverse stock split of our common stock by a ratio of not less than 1-for-100 and not more than 1-for-1,000 at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse stock split, with the Board having the discretion as to whether or not the reverse stock split is to be effected, and with the exact ratio of any reverse stock split to be set at a whole number within the above range as determined by the Board in its discretion.

The form of the proposed amendment to effect a reverse split of our issued and outstanding common stock will be substantially as set forth on Appendix B (subject to any changes required by applicable law). The reverse stock split would permit (but not require) our Board to effect a reverse split of our issued and outstanding common stock at any time prior to the one year anniversary of filing the definitive information statement with respect to the reverse split, by a ratio of not less than 1-for-100 and not more than 1-for-1,000, with the exact ratio to be set at a whole number within this range as determined by our Board in its sole discretion. We believe that enabling our Board to set the ratio within the stated range will provide us with the flexibility to implement the reverse split in a manner designed to maximize the anticipated benefits for our stockholders. In determining a ratio, if any, our Board may consider, among other things, factors such as:

●	the initial listing requirements of Nasdaq (as further discussed below);

●	the historical trading price and trading volume of our common stock;

●	the number of shares of our common stock outstanding;

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

●	prevailing general market and economic conditions.

Our Board reserves the right to elect to abandon the reverse split, including any or all proposed reverse stock split ratios, if it determines, in its sole discretion, that the reverse split is no longer in the best interests of the Company and its stockholders.

Depending on the ratio for the reverse split determined by our Board, stockholders with no less than 100 shares and no more than 1,000 shares of existing common stock, may be combined into one share of common stock. Any fractional shares will be rounded up to the next whole number. The amendment to effect the reverse split, if any, will include only the reverse split ratio determined by our Board to be in the best interests of our stockholders.

Background and Reasons for the Reverse Split; Potential Consequences of the Reverse Split

The Company anticipates applying to have its common stock listed on the Nasdaq Capital Market, or Nasdaq.

The primary purpose of the reverse split is to increase the market price of our common stock to enhance our ability to meet the initial listing requirements of Nasdaq and to make our common stock more attractive to a broader range of institutional and other investors.

We believe that the reverse split will enhance our ability to obtain an initial listing on Nasdaq. A Nasdaq listing generally requires, among other items, an initial bid price of least $4.00 per share and following initial listing, maintenance of a continued price of at least $1.00 per share. Reducing the number of outstanding shares of our common stock should, absent other factors, increase the per share market price of our common stock, although we cannot provide any assurance that our minimum bid price would remain following the reverse split above any applicable minimum price requirement. There is no assurance that, even if the reverse split results in our common stock meeting any applicable minimum price requirement, that we will meet all other requirements for listing our common stock on Nasdaq or that our application will be approved.

Additionally, we believe that authorizing the reverse split is advisable because we anticipate that the expected increase to the market price of our common stock as a result of implementing the reverse split may improve the marketability and liquidity of our common stock and encourage interest and trading in our stock. The reverse split could allow a broader range of institutions to invest in our stock (namely, investors that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. The reverse split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

For the reasons discussed herein, we believe that authorizing the Board to effect the reverse split is in the Company’s and our shareholders’ best interests.

While reducing the number of our outstanding common stock through the reverse split is intended, absent other factors, to increase the per share market price of our common stock, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, there can be no assurance that the reverse split, if completed, will result in the intended benefits described above. Additionally, we cannot assure you that the market price per share of our common stock after the reverse split will increase in proportion to the reduction in the number of our common stock outstanding before the reverse split. Accordingly, the total market capitalization of our common stock after the reverse split may be lower than the total market capitalization before the reverse split.

Procedure for Implementing the Reverse Split

The reverse split would become effective upon the filing of the amendment with the Secretary of State of Nevada. The exact timing of the filing of the amendment to effect the reverse split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse split if, at any time prior to filing the amendment, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed with the reverse split. If the amendment effecting the reverse split has not been filed with the Secretary of State of Nevada by the close of business on the one year anniversary of the filing of the definitive information statement for the reverse split, our Board will abandon the reverse split.

Effect of the Reverse Split on Holders of Outstanding Common Stock

Our articles of incorporation currently authorizes us to issue a maximum of 10,000,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Our issued and outstanding securities, as of April 26, 2024, are as follows:

●	1,347,752,861 shares of common stock;

●	450,625,000 shares of common issuable upon conversion of 18,025 outstanding shares of Series B Preferred Stock;

●	144,250,000 shares of common stock issuable upon conversion of 14,425 outstanding shares of Series C Preferred Stock;

●	215,052,500 shares of common stock issuable upon conversion of 86,021 outstanding shares of Series D Preferred Stock;

●	20,000,000 shares of common stock issuable upon conversion of 10,000 outstanding shares of Series E Preferred Stock;

●	136,684,211 shares of common stock issuable upon conversion of 2,597 outstanding shares of Series G Preferred Stock;

●	1,266,233,600 shares of common stock issuable upon conversion of 3,165,584 outstanding shares of Series I Preferred Stock;

●	1,000 shares of Series K Preferred Stock, which are not convertible into common stock;

●	1,005,555,912 shares of our common stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $0.0091 per share;

●	162,703,869 shares of common stock issuable upon exercise of warrants with a weighted average exercise price of $0.0479.

Depending on the ratio for the reverse split determined by our Board, a minimum of 100 and a maximum of 1,000 shares of existing common stock will be combined into one new share of common stock. The table below shows, based on 1,347,752,861 outstanding shares as of April 26, 2024, the number of outstanding shares of common stock that would result from the listed hypothetical reverse split ratios (without giving effect to the treatment of fractional shares):

Reverse Split Ratio	Approximate Number of Outstanding Shares of common stock Following the reverse split

1-for-100	13,477,529
1-for-250	5,391,011
1-for-500	2,695,506
1-for-750	1,797,004
1-for-1,000	1,347,753

The actual number of shares issued after giving effect to the reverse split, if implemented, will depend on the reverse split ratio that is ultimately determined by our Board and the number of shares outstanding at that time.

The reverse split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except that as described below in “Fractional Shares,” record holders of common stock otherwise entitled to a fractional share as a result of the reverse split will be rounded up to the next whole number. In addition, the reverse split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

The implementation of the reverse split will result in an increased number of available authorized shares of common stock. At present, other than in connection with the possible conversion or exercise of outstanding warrants, options, and convertible preferred stock (each at the option of their respective holders), and other than in connection with the Company’s need to raise additional capital to meet the listing standards of a national securities exchange, the Board has no other plans to issue the additional shares of common stock authorized by the amendment. However, it is possible that some of these additional shares could be used in the future for various other purposes without further shareholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business or product lines through the acquisition of other businesses or products.

The reverse split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Upon completion of the reverse split, our common stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below. After the reverse split, we will continue to be subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Subject to our application to list our common stock on Nasdaq, as discussed above, our common stock will continue to be listed on the OTC Markets under the symbol “AIAD.”

Beneficial Holders of Common Stock (i.e. Stockholders who hold in street name)

Upon the implementation of the reverse split, we intend to treat shares held by stockholders through a bank, broker, custodian or other nominee in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse split for their beneficial holders holding our common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse split. Stockholders who hold shares of our common stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock (i.e. Stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse split common stock, subject to adjustment for treatment of fractional shares.

Holders of Certificated Shares of Common Stock

Until surrendered, we will deem outstanding certificates representing shares of our common stock (the “Old Certificates”) held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse split common stock to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for certificates representing the appropriate number of whole shares of post-reverse split common stock (the “New Certificates”). If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the reverse split. Therefore, we will not issue certificates representing fractional shares. In lieu of issuing fractions of shares, we will round up to the next whole number.

Effect of the Reverse Split on Options, Warrants, and Convertible or Exchangeable Securities

Based upon the reverse split ratio determined by the Board, proportionate adjustments are generally required to be made to the per share exercise or conversion price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of common stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of common stock being delivered upon such exercise, exchange or conversion, immediately following the reverse split as was the case immediately preceding the reverse split.

Accounting Matters

The proposed amendment to the Company’s articles of incorporation, will not affect the par value of our common stock per share, which will remain $0.001 par value per share. As a result, the total of the stated capital attributable to common stock and the additional paid-in capital account on our balance sheet will not change due to the reverse split. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Split

The following summary describes certain material U.S. federal income tax consequences of the reverse split to holders of our common stock:

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our common stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our common stock (a “U.S. holder”). A trust may also be a U.S. holder if (1) a U.S. court is able to exercise primary supervision over administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person. An estate whose income is subject to U.S. federal income taxation regardless of its source may also be a U.S. holder. This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our common stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our common stock as “capital assets” (generally, property held for investment).

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our common stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the reverse split.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this information statement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the reverse split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

U.S. Holders

The reverse split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, a stockholder generally will not recognize gain or loss on the reverse split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post- split shares received will be equal to the aggregate tax basis of the pre-split shares exchanged therefore (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-split shares received will include the holding period of the pre-split shares exchanged. A holder of the pre-split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse split.

No Appraisal Rights

Under Nevada law and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the reverse split.

FORWARD-LOOKING STATEMENTS AND INFORMATION

This information statement includes forward-looking statements. You can identify our forward-looking statements by the words “expects,” “projects,” “believes,” “anticipates,” “intends,” “plans,” “predicts,” “estimates” and similar expressions. The forward-looking statements are based on management’s current expectations, estimates and projections about us. The Company cautions you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict, including those risks set forth in the Company’s filings with the SEC. Actual outcomes and results may differ materially from what the Company has expressed or forecast in the forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT THE COMPANY

We are subject to the information and reporting requirements of the Exchange Act and in accordance with such act we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. Such reports and other information are available at the SEC’s website at www.sec.gov.

	By	Order of the Board of Directors

/s/ Gerard Hug
Chief Executive Officer and
, 2024		Chairman of the Board

Appendix A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AIADVERTISING, INC.

ARTICLE I

NAME

The name of the corporation is AiAdvertising, Inc. (hereinafter, the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be duly organized under Chapter 78 of Nevada Revised Statutes (“NRS”).

ARTICLE III

REGISTERED AGENT AND REGISTERED OFFICE

The name and address in the State of Nevada of the Corporation’s registered agent for service of process is:

National Registered Agents, Inc.

701 S. Carson St., Suite 200

Carson City, NV 89701

ARTICLE IV

CAPITAL STOCK

3.01 Authorized Capital Stock. The total number of shares of stock this Corporation is authorized to issue shall be Ten Billion (10,010,000,000) shares, par value $0.001 per share. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock”.

3.02 Common Stock. The total number of authorized shares of Common Stock shall be 10 billion (10,000,000,000).

3.03 Preferred Stock. The total number of authorized shares of Preferred Stock shall be 10 million (10,000,000) shares. The Board of Directors shall have the authority to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and to state in the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

(a)	Whether or not the class or series shall have voting rights, full or limited, the nature and qualifications, limitations and restrictions on those rights, or whether the class or series will be without voting rights;

(b)	The number of shares to constitute the class or series and the designation thereof;

(c)	The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

(d)	Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e)	Whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking funds be established, the amount and the terms and provisions thereof;

(f)	The dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)	The preferences, if any, and the amounts thereof which the holders of any class or series thereof are entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of assets of, the Corporation;

(h)	Whether or not the shares of any class or series are convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)	Such other rights and provisions with respect to any class or series as may to the Board of Directors seem advisable.

The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any respect. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any existing class or series of the Preferred Stock and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

ARTICLE V

DIRECTORS

The number of directors comprising the Board of Directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation.

ARTICLE VI

LIMITATION OF LIABILITY

No director shall be personally liable to the Corporation, any of its stockholders or its creditors for money damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the NRS as the same exists or may hereafter be amended. If the NRS is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the NRS, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

INDEMNITY

7.01       Indemnification. Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

7.02        Bylaw Provisions. Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss under the NRS.

ARTICLE VIII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of at least 75% of the members of the Board of Directors shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders.

Dated: [ ], 2024

	Name:	Gerard Hug
	Title:	Chief Executive Officer

Appendix B

Form of Certificate of Amendment

To Articles of Incorporation

Of AiAdvertising, Inc.

The following is hereby added to the end of Article IV:

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Articles of Incorporation, each [*] shares of common stock issued and outstanding immediately prior to the Effective Time shall be combined into one (1) validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof (the “reverse split”); provided that no fractional shares shall be issued to any holder and that instead of issuing such fractional shares, the Corporation shall round shares up to the nearest whole number.

*	Whole number between 100 and 1,000 as determined by the Board of Directors in its sole discretion.

B-1